EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FreeHand Systems International, Inc. (PK-FSYI)
Contact: Kim Lorz, CEO 650-941-0742

FREEHAND SYSTEMS INTERNATIONAL, INC. PROVIDES BUSINESS, FINANCIAL AND REGULATORY UPDATE.

FreeHand's mission is to change the face of sheet music distribution. We maintain a website with over 130,000 titles available for immediate download and printing. In addition, we develop and sell the MusicPad ProTM electronic device which allows users to store, display, organize, annotate, edit and make change keys on a large and growing number of digital sheet music pieces. Existing sheet music can also be scanned for storage and display on the MusicPad Pro. Numerous professional musicians use the MusicPad Pro during their performances, eliminating bulky, tattered and messy hard copy sheet music.

In this press release, the terms "we" "us" "the Company" and "FreeHand" all refer to FreeHand Systems International, Inc.

OPPORTUNITIES
-------------

The Company has recently renewed its contract with Alfred Publishing to sell digital sheet music on the Company's website. This added nearly 20,000 additional titles on FreeHandMusic.com.

Commencing in December 2008, the Company began shipping its new product, Sheet Music-On-A-Stick ("SMOAS"). SMOAS uses FreeHand's patented encryption technology to offer 22 collections of titles of digital sheet music on a thumb drive that plugs into a computer allowing instant access to listen, play along and print the music. This unique, one of a kind product is designed to appeal to the music-game and education mass market.

RISKS
-----

We have a history of net losses and may never become profitable.

Although we have had net sales in the past, we have never achieved a sales level sufficient to support our operations. We must substantially increase sales in order to reach break even. We incurred net losses of $2.7 million and $6.6 million and have used cash for operations of $0.3 million and $4.0 million in our past two fiscal years ended March 31, 2009 and 2008, respectively, and since inception, we have incurred accumulated losses of $51.0 million. There can be no assurance that the Company will ever be able to achieve break-even or profitable operations.

Our current business plan requires a high level of operating expenses and we expect will be required to make significant up-front expenditures in connection with our operations (including, but not limited to, salaries of our executives and other personnel) and expansion of our digital sheet music web site. Accordingly, we expect to incur additional losses until such time as we are able to generate sufficient revenues to finance our operations and the costs of expansion. There can be no assurance that we will be able to generate such revenues or operate profitably.

We have limited capital resources and a working capital deficit.

As of March 31, 2009, we had cash of $11,180 and a working capital deficit of $4,687,615. The Company continues to generate losses from operations, its liabilities exceed its assets, and its cash flow from operations is not sufficient to meet its current obligations. In order to continue in business, the Company must raise additional capital and continue to reduce its operating expenses.

We need substantial additional capital in order to continue operations.

We anticipate that funds generated by our on-going operations will be insufficient to fund our near term and future operating requirements, and it will be necessary to raise additional funds, through public or private financings. Without sufficient capital we will be unable to expand our present capabilities and develop new or updated software and hardware. We would also be unable to purchase inventory, which would adversely affect product sales. We would also be unable to continue to pay license fees to publishers and other providers of sheet music for our digital music web site, which would cause us to curtail the quantity and variety of sheet music we offer for downloading. We also will not be able to advertise our products, grow our distribution channels sufficiently or fund our other working capital requirements.

Any equity or debt financings, if available at all, may be on terms that are not favorable to us or to our stockholders. If adequate capital is not available on acceptable terms or at all, we will be unable to fully execute our business plan and we will be forced to delay, scale back or eliminate certain product or service development activities. In addition, any inability to obtain financing on reasonable terms at all could have a material negative effect on our business, operating results and financial condition to such an extent that we would be forced to restructure, reorganize, seek bankruptcy court protection, sell assets or cease operations, any of which would put the funds of equity investors at risk. We do not have any present commitments or arrangements to provide additional financing from any party and, except as described above, we are not in negotiations or discussions to obtain additional financing.

We are in default with certain of our licensors, and termination of those licenses could have a material negative impact on our operation.

As of March 31, 2009, our current liabilities include $708,000 of royalties due to licensors of sheet music and other intellectual property. We are in arrears in payment of certain of these royalties, which is an event of default under the related licensing agreement.

The licensors could terminate the license and we would have to remove the related titles from our website. This would have a material adverse affect on our ability to continue operations. Absent the continued forbearance of our creditors, we will have to raise additional capital or debt to fund payment of these obligations or cease operations.

REGULATORY MATTERS
------------------

The Company failed to file its Annual Report for the fiscal year ended March 31, 2008, and has not filed Quarterly or Annual Reports since that date. The failure to file the reports was primarily attributable to the Company's limited financial resources and inability to pay for audits and reviews by its independent auditors.

As a result of such inability to file timely reports the SEC has informed the Company of their intent to issue an order to de-register the Company's common stock under the Securities Exchange Act of 1934. Upon effectiveness, the order would terminate the Company's obligation to file periodic reports such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Because the Company does not anticipate having the capital resources necessary to bring its reports current, it has consented to the entry of the order, which it expects to be effective within 60 days.

After de-registration, the Company's stock may still be traded on the Pink Sheets as long as a broker dealer is willing to make a market. There can be no assurance that a broker dealer will be willing to make a market or that an active trading market will develop for the Company's common stock.

If the Company's financial position changes and it desired to regain reporting status, it would need to re-register under the Securities Exchange Act of 1934 by filing a registration statement with the SEC. At this time the Company has no intention of re-registering as a public reporting company.

LEGAL MATTERS
-------------

Basle

In September 2007, Basle Holdings Ltd. and others commenced an action against the Company and others in the United States District Court for the Middle District of Florida seeking damages in an unspecified amount and declaratory and injunctive relief. On April 7, 2009, this matter was dismissed with prejudice.

David Sitrick

In November 2007, David Sitrick sued the Company in the Circuit Court of Cook County, Illinois for breach of a royalty payment agreement entered into in May 2006. Sitrick alleges the Company breached the agreement by failing to make monthly payments. Sitrick seeks damages in the amount of $100,000 together with interest, fees and costs. On February 8, 2008, we responded to the complaint and filed a counterclaim against Mr. Stirick alleging tortuous interference with prospective economic advantage. The counterclaim alleges that Mr. Sitrick purposefully interfered with our business relationships with potential clients. Mr. Sitrick filed a Motion to Dismiss our counterclaim, and a Motion for Partial Summary Judgment on the complaint. On May 20, 2008, the Court granted Mr. Sitrick's Motion to Dismiss our counterclaim, but granted us leave to replead their counterclaim by June 17, 2008. The Company has repleaded their counterclaim and answered Sitrick's objections to that repleading. The Company continues to believe Sitrick's actions voided the royalty payment agreement. At March 31, 2008, we had accrued $203,000 of royalties payable to Sitrick in connection with the matter.

Herb Clough

In June 2009, Herb Clough, a shareholder, filed suit in the Superior Court of California against the Company and certain of its officers seeking performance of personal guarantees made to him by officers of the Company. The Company believes that Mr. Clough's claims are without merit.

SUMMARY UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------------------------

The following summary unaudited financial data were derived from unaudited consolidated financial statements prepared by the Company in conformity with accounting principles generally accepted in the United States of America. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been omitted pursuant to such rules and regulations.

This summary information has not been audited or reviewed by independent auditors and does not contain all of the financial information required by the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited condensed consolidated financial statements from which the following summary data were derived contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of the Company at March 31, 2009 and 2008, the results of its operations and its cash flows for the years ended December 31, 2009 and 2008.

Management believes that our consolidated financial condition, as reported in our unaudited consolidated financial statements, raises substantial doubt as to our ability to continue as a going concern - See RISKS above

                                                  Year Ended      Year Ended
                                                   March 31,       March 31,
                                                     2009            2008
                                                 (fiscal 2009)   (fiscal 2008)
                                                 ------------    ------------
Statements of operations data:
Net sales ...................................    $  1,964,092    $  1,713,745
Cost of sales ...............................    $  1,499,226    $  1,924,646
Gross profit ................................    $    464,866    $   (210,901)
Operating expenses ..........................    $  2,510,507    $  5,856,188
Interest expense ............................    $    636,204    $    539,089
Net loss ....................................    $ (2,680,377)   $ (6,605,611)

Cash flow data:

Cash used in operating activities ...........    $   (282,155)   $ (4,008,248)

Cash used in investing activities ...........    $     (9,132)   $    (30,978)

Cash provided by financing activities .......    $    294,900    $  3,342,784


                                                     As of           As of
                                                   March 31,       March 31,
                                                     2009            2008
                                                 ------------    ------------
Balance sheet data:
Current assets ..............................    $    148,988    $    379,981
Total assets ................................    $    638,147    $  1,183,497
Notes payable - current .....................    $    302,872    $      7,894
Current liabilities .........................    $  4,836,603    $  3,578,915

Working capital deficiency ..................    $ (4,687,615)   $ (3,198,650)
Long-term debt -related party ...............    $    901,129    $    901,129
Senior secured note .........................    $  1,653,105    $  1,224,478
Redeemable convertible preferred stock ......    $  2,774,481    $  2,774,481
Common stock and paid-in capital ............    $ 41,443,352    $ 41,022,249
Accumulated deficit .........................    $(51,017,848)   $(48,337,471)
Total stockholders' equity (deficit) ........    $ (9,527,171)   $ (7,315,222)